EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1)	SanDisk Corporation, a Delaware company
2)	SanDisk Limited, a Japanese company
3)	SanDisk Israel (Tefen) Ltd., an Israeli company
4)	SanDisk Hong Kong Limited, a Hong Kong company
5)	SanDisk (Cayman) Limited, a Cayman Islands company
6)	SanDisk Secure Content Solutions, Inc., a Delaware corporation
7)	SanDisk Equipment Ltd., a Japanese company
8)	SanDisk Manufacturing, a Republic of Ireland company
9)	SanDisk International Limited, a Republic of Ireland company
10)	SanDisk India Device Design Centre, Ltd., an Indian company
11)	SanDisk (Ireland) Limited, a Republic of Ireland company
12)	SanDisk Taiwan Limited, a Taiwanese company
13)	SanDisk Semiconductor (Shanghai) Co. Ltd., a Peoples Republic of China company
14)	SanDisk 3D LLC, a Delaware company
15)	SanDisk IL Ltd. (formerly msystems Ltd.), an Israeli company
16)	M-Systems, Inc., a New York company
17)	M-Systems Finance Inc., a Cayman Islands company
18)	P.P.S. von Koppen Pensioen B.V., a Netherlands company
19)	M-Systems B.V., a Netherlands company
20)	M-Systems Asia Ltd., a Taiwanese company
21)	SanDisk Spain, S.L.U. (formerly M. Systems Flash Disk Pioneers Espana S.L.U.), a Spanish company
22)	Microelectronica Espanola S.A.U., a Spanish company
23)	SanDisk Bermuda Limited, a Republic of Bermuda company
24)	Prestadora SD, S. de R. L. de C.V., a Mexican company
25)	MusicGremlin, Inc., a New York company
26)	SanDisk Brasil Participacoes Ltda., a Brazilian company
27)	SanDisk Scotland Ltd., a Scottish company
28)	SanDisk B.V., a Netherlands company
29)	SanDisk GmbH, a German company
30)	SanDisk France SAS, a French company
31)	SanDisk UK Ltd., a British company
32)	SanDisk Sweden AB, a Swedish company
33)	SanDisk Switzerland Sarl, a Swiss company
34)	SanDisk Korea Ltd., a Korean company
35)	SanDisk Trading (Shanghai) Co., Ltd., a Peoples Republic of China company